UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2009

TIGERLOGIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-16449	94-3046892
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

25A Technology Drive

Irvine, CA 92618

(Address of principal executive offices, Zip Code)

Registrant’s telephone number, including area code: (949) 442-4400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Employment Agreement with Richard W. Koe

On April 8, 2009, in connection with the prior appointment of Richard W. Koe as Interim President and Chief Executive Officer of TigerLogic Corporation (the “Company”), the Company entered into an employment agreement with Mr. Koe.

The employment agreement provides that Mr. Koe will receive base compensation of $240,000 per year beginning April 1, 2009, and that from his start date of February 26, 2009 until March 31, 2009, he received the minimum salary required by applicable law. The Company will reimburse Mr. Koe for his monthly payments for health insurance coverage for him, his spouse and his dependents, and Mr. Koe will also be eligible to participate in the Company’s other, customary, employee benefit plans, including dental, vision, and disability insurance plans.

In the event the Board of Directors appoints a new President and Chief Executive Officer of the Company and Mr. Koe’s employment with the Company is terminated, Mr. Koe will be entitled to a lump sum payment equal to three months base salary, provided Mr. Koe agrees to execute and not revoke a release of claims agreement in a form acceptable to the Company.

During his employment with the Company, Mr. Koe will continue to serve as the President of Astoria Capital Management, as the Managing General Partner of Astoria Capital Partners, L.P., and as a director on the Company’s Board of Directors. Astoria Capital Management is the General Partner of Astoria Capital Partners, L.P., a majority stockholder of the Company.

The summary of the employment agreement presented in this Item 5.02 does not purport to be complete and is qualified in its entirety by the full text of the employment agreement, a copy of which is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between the Company and Richard W. Koe, dated as of April 8, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIGERLOGIC CORPORATION

Dated: April 9, 2009	By:	/s/ Thomas Lim
Thomas Lim
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement between the Company and Richard W. Koe, dated as of April 8, 2009.